Exhibit 23.2

Consent of Independent Auditors

The Board of Managers

Genesis HealthCare LLC

We consent to the use of our report dated March 13, 2013, with respect to the consolidated balance sheets of Genesis HealthCare LLC (the Company) as of December 31, 2012 and 2011 (Successor), and the related consolidated statements of operations, comprehensive income (loss), members’ interest and cash flows for the year ended December 31, 2012, (Successor period) and the two years ended December 31, 2011 and 2010 (Predecessor periods), which report appears in the Form 8-K of Sabra Health Care REIT, Inc. dated March 13, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements contains an explanatory paragraph that states: one of the Company’s indirect members obtained a controlling interest of the Company in a business combination accounted for using the acquisition method. As a result of the business combination, the consolidated financial information for the period after the business combination is presented on a different cost basis than that for the periods before the business combination and, therefore, is not comparable.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 17, 2013